File No. 333-109509
Filed pursuant to
Rule 424(b)(3) and
Rule 424(c)

PROSPECTUS SUPPLEMENT NO. 1
 (To Prospectus dated October 6, 2003)

8,929,431 Shares

PepsiCo, Inc.

COMMON STOCK
(Par Value 1–2/3 Cents per Share)
Available to be Resold

        The following information updates and supplements the prospectus dated October 6, 2003 (the “Prospectus”) covering affiliate reoffers and resales of PepsiCo, Inc. Common Stock, par value 1–2/3 cents per share, which were acquired under PepsiCo’s 1987 Incentive Plan, 1994 Long-Term Incentive Plan, 2003 Long-Term Incentive Plan and the Director Stock Plan. Such Prospectus was filed with the Securities and Exchange Commission as part of Registration No. 333-109509.

        The “Selling Stockholders” information is updated and restated in its entirety as follows:

SELLING STOCKHOLDERS

Name and Material Relationships with PepsiCo Since September 2001	Shares of Common Stock Available to be Resold (whether or not there is a present intent to do so)	Shares of Common Stock Beneficially Owned*	Shares of Common Stock Subject to Right to Acquire Prior to September 30, 2005
John F. Akers Director	66,711	25,011	66,711
Robert E. Allen Director	46,997	7,136	46,997
Peter A. Bridgman Senior Vice President and Controller	192,333	8,166	187,394
Abelardo E. Bru Vice Chairman; Chairman and Chief Executive Officer, Frito-Lay North America	1,028,114	4,976	1,028,114
Ray L. Hunt Director	65,911	24,500	65,911
Arthur C. Martinez Director	23,645	2,000	23,645
Matthew M. McKenna Senior Vice President of Finance; Senior Vice President and Treasurer	451,808	1,376	451,808
Margaret D. Moore Senior Vice President, Human Resources	423,300	37,111	406,933
Indra K. Nooyi Director; President and Chief Financial Officer; Senior Vice President and Chief Financial Officer	830,467	13,549	818,809
Lionel L. Nowell, III Senior Vice President and Treasurer	443,523	479	443,523
Franklin D. Raines Director	29,504	1,000	29,504
Steven S Reinemund Director; Chairman and Chief Executive Officer	3,334,619	108,843	3,232,328
Sharon Percy Rockefeller Director	38,508	44,865	38,508
Gary M. Rodkin Chairman and Chief Executive Officer, PepsiCo Beverages and Foods North America; President and Chief Executive Officer, PepsiCo Beverages and Foods North America; President and Chief Executive Officer, Pepsi-Cola North America	893,783	3,943	893,783
Irene B. Rosenfeld Chairman and Chief Executive Officer; Frito-Lay	20,000	52	20,000
James J. Schiro Director	11,377	2,085	10,377
Franklin A. Thomas Director	42,883	1,000	42,883
Larry D. Thompson Senior Vice President, Government Affairs, General Counsel and Secretary	0	0	0
Cynthia M. Trudell Director	26,866	0	26,866
Solomon D. Trujillo Director	37,762	4,000	37,762
Daniel Vasella Director	15,584	5,167	10,417
Michael D. White Chairman and Chief Executive Officer, PepsiCo International; President and Chief Executive Officer, Frito-Lays's Europe/Africa/Middle East Division	905,736	35,066	884,843
______________ *Includes the shares in PepsiCo's 401(k) Plan as of November 18, 2004.

November 30, 2004

__________________________________________________________________
The address for each Selling Stockholder is c/o PepsiCo, Inc., 700 Anderson Hill Road,
Purchase, New York 10577